Exhibit 16.1

March 12, 2012

Office of the Accountant

Securities and Exchange Commission

100 F. Street, N.E.

Washington, DC 20549

Re: Splunk Inc.

Dear Sirs:

We have received a copy of the proposed disclosure in response to Item 11(i) as it is expected to appear in Form S-1 of Splunk Inc. (the “Form S-1”) and have attached it as an appendix to this letter.  We are in agreement with such proposed disclosure and confirm that there were no disagreements with the management of Splunk on any matter which, if not resolved to our satisfaction, would have caused us to make reference in our report to the matter.

We hereby consent to the filing of this letter as an exhibit to the Form S-1.

Sincerely,

/s/ Armanino McKenna LLP

ARMANINO McKENNA, LLP
San Jose, California

APPENDIX

CHANGE IN INDEPENDENT PUBLIC ACCOUNTING FIRM

Armanino McKenna LLP audited our financial statements for the year ended December 31, 2005 through the year ended December 31, 2009.  Armanino McKenna’s reports for each of these periods did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

On July 22, 2010, our audit committee dismissed Armanino McKenna as our independent accountant and engaged PricewaterhouseCoopers LLP as our independent accountant commencing with work to be performed in relation to our audit for fiscal 2011.  In addition, our audit committee engaged PricewaterhouseCoopers to audit our fiscal 2009 and fiscal 2010 financial statements.

During the period in which Armanino McKenna served as our independent accountant, there were no disagreements between Armanino McKenna and us on any matter of accounting principles or practices, financial statements disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Armanino McKenna, would have caused Armanino McKenna to make reference to such disagreements in the firm’s reports on our financial statements for such periods.  In addition, no reportable events, as defined in Item 304 (a)(1)(v) of Regulation S-K, occurred during our two most recent fiscal years or the interim period preceding Armanino McKenna’s dismissal.

We have provided Armanino McKenna with a copy of the foregoing disclosure and have requested that Armanino McKenna furnish us with a letter addressed to the SEC stating whether or not Armanino McKenna agrees with the above statements and, if not, stating the respects in which it does not agree.  A copy of the letter from Armanino McKenna, in which Armanino McKenna agrees with the above statements, is filed as an exhibit to the registration statement of which this prospectus is a part.